SELLING AND SHAREHOLDER SERVICING AGREEMENT

Fidelity Distributors Company LLC (“Distributor”) serves as the principal underwriter for the closed-end investment companies listed on Exhibit A hereto (each a “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and operated as interval funds, pursuant to a distribution agreement with the Fund. [    ] (“Dealer”) and Distributor hereby agree that Dealer will participate in the distribution of certain classes of shares of the Fund described in Exhibit A hereto (“Shares”) and separately will provide certain non-distribution shareholder services to the holders of Shares, subject to the terms of this Agreement (“Agreement”), dated as of the [    ] day of [    ], 20[     ].

SECTION 1. LICENSING

(a) Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) if applicable, it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares; and (iv) if applicable, each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

(b) Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state in which the Shares are offered shall cause the automatic termination of this Agreement. Dealer further agrees to notify the Distributor promptly in writing of any such action or event and to immediately suspend sales of Shares.

(c) Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Dealer acknowledges that, subject to the indemnification described in Section 9 of this Agreement, the Distributor has no responsibility for the manner of Dealer’s performance of, or for acts or omissions in connection with, the duties and activities performed by Dealer under this Agreement.

(d) Dealer agrees to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including, but not limited to, securities laws, anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA identified herein.

SECTION 2. ORDERS

(a) Dealer agrees to offer and sell Shares to its customers (“Clients”) only at the net asset value applicable to such Shares plus any applicable sales load in effect at the time of each transaction as described in the Prospectus (as defined below). The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to the terms of the then-current prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”), and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling.

(b) In all offers and sales of the Shares to prospective investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

(c) All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares for any reason or no reason. Upon any such rejection the Distributor shall advise Dealer of such rejection as soon as is reasonably practicable.

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(d) Dealer agrees that payment for orders from Dealer Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. Distributor must receive payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934 (the “1934 Act”). If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

(e) Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise. Dealer agrees that upon such suspension by Distributor at any time, Dealer will suspend its offer and sale of Shares and will resume its offer and sale of Shares hereunder only upon subsequent request of Distributor.

(f) Dealer acknowledges that the Fund will make offers for the repurchase of Shares from time to time as described in the Prospectus and Section 5 of this Agreement. Dealer acknowledges that such repurchase offers represent the only expected liquidity opportunity for holders of Shares.

(g) Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor. Any approved sub-selling agent shall be required to enter into an agreement with Dealer which agreement shall be subject to Distributor’s approval.

SECTION 3. DUTIES OF DEALER

(a) Dealer agrees to deliver to each of its Clients making purchases, prior to the time of sale, a copy of the Prospectus.

(b) Dealer agrees to record the date and time on which an order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

(c) Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

(d) Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer for at least the period required under applicable law and to furnish Distributor with copies of such records upon its request and, upon request from a regulatory authority or as required under applicable law, to furnish such regulatory authority with copies of such records.

(e) Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

(f) Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

(g) Separate from the distribution-related services provided hereunder, Dealer agrees that it will also assist with providing non-distribution shareholder services to Dealer Shareholders (as defined in Section 4(b)) on an ongoing basis, including but not limited to, providing administrative and operational support for transactions in Shares, handling inquiries from Dealer Shareholders and providing account maintenance services

(h) If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes, and Distributor will have no liability whatsoever for continuing to rely upon such information.

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SECTION 4. DEALER COMPENSATION

(a) Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions, if any, payable by each Dealer Shareholder shall be in the rates set forth in the prospectus. Distributor may reallow all or a portion of such sales charges to Dealer at Distributor’s discretion.

(b) Distribution and Servicing Fees. For each Fund or Class of a Fund that has adopted a Plan pursuant to Rule 12b-1 of the Investment Company Act of 1940 (a “Plan”), Distributor may pay Dealer: (i) a distribution fee and (ii) a separate servicing fee, each at the annual rates listed in the prospectus for the aggregate value of Shares per class held by Dealer Shareholders. Any such distribution or service fees will be in effect with respect to a Fund only so long as that Fund’s Plan remains in effect. These fees, if payable, will be calculated and paid monthly, with payment occurring within 30 days after the end of each month. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”). Distributor’s obligation or liability to Dealer for such payments is limited solely to the Related Compensation, and Dealer hereby waives any and all rights to receive payment of Related Compensation due until such time as Distributor is in receipt of such Related Compensation from the Fund. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement, which invests in Shares. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of the Shares held by Dealer Shareholders for as long as Dealer Shareholders hold those Shares through an account maintained by Dealer Shareholder at Dealer and this Agreement remains in effect. The parties understand and agree that the receipt of a servicing fee by Dealer pursuant to this Agreement is solely for the shareholder services described above in Section 3(g) and is not conditioned upon or related to the performance of promotional, marketing or any other distribution activities performed by Dealer hereunder or otherwise.

(c) Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon written notice to Dealer suspend or eliminate the payment of any compensation or other dealer compensation. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to Distributor or Dealer by the Fund. Dealer agrees that it will have no claim against Distributor or the Fund by virtue of any suspension or elimination of the payment of any compensation. In the event of any overpayment by Distributor of any concession, distribution or service payment, Dealer agrees to remit such overpayment.

(d) FINRA Rules. Dealer will comply with FINRA Rule 2341, or any successor rule thereof. In accordance with FINRA Rule 2341, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2341), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause Dealer to receive, in respect of any Dealer Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any Dealer Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2341. Dealer represents that it is a broker-dealer registered with FINRA and subject to FINRA Rule 2030 (the “Rule”). Dealer represents that it has policies and procedures to ensure compliance with the Rule and is currently in compliance with the Rule. Moreover, Dealer represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Dealer, as well as any person with a similar status or function, (ii) any associated person of Dealer who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Dealer who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Dealer or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Dealer from engaging in solicitation activities for compensation under the Rule (a “Triggering Contribution”). Dealer hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate the Rule while engaged hereunder. If Dealer breaches this provision and becomes aware of a Triggering Contribution or a violation of the Rule, it shall promptly provide written notice to Distributor of the nature of the ban or violation.

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(e) Except as noted in this agreement, no portion of the compensation paid to Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by Dealer without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion. Except as noted in this agreement, Dealer will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

SECTION 5. REPURCHASES

(a) Dealer acknowledges that the Fund has adopted a fundamental policy (which may not be changed without shareholder approval) to make quarterly offers to purchase between 5% and 25% of the total number of its Shares outstanding at net asset value in accordance with Rule 23c-3 under the 1940 Act (collectively, “Repurchase Offers”) as described in the Prospectus. Repurchase of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and the Prospectus. Dealer agrees to inform its Clients that any Repurchase Offer notifications shall be posted in public filings with the SEC, and Dealer agrees to transmit repurchase requests from its Clients to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the Prospectus. Dealer expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its Clients cancel their order for Shares of the Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

(b) Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its Clients regarding whether Shares in the Fund are a suitable investment for such Client including, without limitation, information regarding the limited liquidity of the investment as referenced above and in the Prospectus. Dealer agrees to recommend Shares to a Client only if Dealer has reasonable grounds for believing that the recommendation is suitable for such Client upon the basis of the facts, if any, disclosed by such Client as to his or her other security holdings and as to his or her financial situation and needs and otherwise in accordance with FINRA Rule 2111.

SECTION 6. PROVISION OF MATERIALS AND FUND INFORMATION

(a) Dealer agrees that neither it nor any of its affiliates or their principals, directors, officers or employees, is authorized to give any information or make any representations concerning the Shares, the Fund and Distributor, except as set forth in this Section 6.

(b) Offering Materials. Distributor acknowledges and agrees that Dealer may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. Distributor will make available to Dealer the Prospectus, materials relating to any repurchase offer, periodic reports to Fund shareholders and marketing and other materials Distributor has prepared related to the Fund (collectively, “Offering Materials

(c) Dealer-Supplied Fund Materials. Distributor acknowledges and agrees that Dealer may deliver Dealer-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “Dealer-Supplied Fund Materials” shall include any materials prepared by Dealer or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 6(d)) and (iii) either only contain the name of the Fund or have been approved in writing by Distributor. For the avoidance of doubt, any description of the Fund contained in Dealer-Supplied Fund Materials beyond just the name of the Fund must be approved in writing by Distributor in advance of its use.

(d) Research Reports. Distributor acknowledges that Dealer may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes Dealer to use the name of the Fund and Distributor in Research Reports. Dealer agrees to provide such Research Reports to Distributor upon Distributor’s request.

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(e) Use of Name. Except as expressly provided herein, Dealer will not use any company name, trade name, or service mark or logo of Distributor and/or its affiliates without prior written consent of such Distributor and/or its affiliate. Nothing herein shall be deemed to constitute a waiver by Distributor of any consent that would otherwise be required under applicable law prior to the use by Dealer of the name or identifying marks of the Fund, Distributor or “Fidelity” (or any combination or derivation thereof). Notwithstanding the foregoing, this Section 6(e) shall not prohibit or limit Dealer or its affiliates from making statements required by law or regulation, as determined by Dealer (or such affiliate) in its sole discretion. Distributor will not use any company name, trade name, or service mark or logo of Dealer and/or its affiliates without prior written consent of such Dealer and/or its affiliate.

SECTION 7. REGISTRATION OF SHARES

(a) Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in states in which Shares shall be offered and/or sold.

(b) Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States. Absent written notice to the contrary, Dealer may assume that Distributor has taken all necessary steps such that the Shares may be lawfully offered and sold by Dealer (subject to Dealer’s registration and qualification) in every United States state or jurisdiction, including the District of Columbia and Puerto Rico.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a) In addition to the representations and warranties found elsewhere in this Agreement, Distributor represents, warrants and agrees that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of Delaware and is duly registered as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii) It is empowered under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(b) In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents, warrants and agrees that:

(i) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform all activities and services of Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii) The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

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(iv) All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(vii) As of the date hereof and at any time during the term of this Agreement, Dealer shall take reasonable steps to ensure that all Dealer supplied information and Dealer-Supplied Fund Information do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(ix) If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 20.

SECTION 9. INDEMNIFICATION

(a) Distributor will indemnify, hold harmless, and defend Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client), (ii) any material breach by Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Distributor will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to Distributor in the event that such expenses resulted from Disabling Conduct.

(b) Dealer will indemnify, hold harmless, and defend the Fund, Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Fidelity Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Fidelity Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any Representative of Dealer, including, but not limited to, statements in any Research Report or Dealer-Supplied Fund Information (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Fidelity Covered Person furnished in writing by or on behalf of such Fidelity Covered Person for use in materials furnished or made available to Clients), (ii) any material breach by Dealer or any Representative of Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Dealer, a Representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), Dealer will not be liable to and will not have any indemnification obligation to any Fidelity Covered Person for the portion of any Fidelity Covered Claim that is the result of any Fidelity Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Fidelity Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Fidelity Covered Person resulting from this Section 9(b) will be repaid to Dealer in the event that such expenses resulted from Fidelity Disabling Conduct.

(c) Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The

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parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

(d) Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

(e) The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

(f) IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

SECTION 10. ANTI-MONEY LAUNDERING AND REGULATION S-ID RESPONSIBILITIES

(a) Dealer represents that it will comply fully with all applicable currency reporting, anti-money laundering, anti-corruption and anti-terrorist laws and regulations, and any other applicable laws, rules, regulations and interpretations of any other applicable regulatory or self-regulatory body.

(b) Dealer has in place internal controls, policies, and procedures (“AML Program”) that are reasonably designed to detect, identify, and report illegal activity, including money laundering, and further represents that it has implemented, complies with and will comply with anti-money laundering policies and procedures that satisfy and will continue to satisfy the requirements of applicable anti-money laundering and “know your customer” laws, rules and regulations(the “AML Laws”), including, without limitation, Bank Secrecy Act (as amended by, among other acts, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Act”), and the Anti-Money Laundering Act of 2020), the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, and the U.S. Foreign Corrupt Practices Act, as each may be amended from time to time. Dealer represents that the AML Program, at a minimum: (1) designates a compliance office to administer and oversee the AML Program; (2) provides ongoing employee training; (3) includes an independent audit function to test the effectiveness of the AML Program; (4) establishes internal policies, procedures, and controls that are tailored to its particular business; (5) includes appropriate risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to, understanding the nature and purpose of customer relationships for the purpose of

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developing a customer risk profile; and conducting ongoing monitoring to identify and report suspicious transactions and, on a risk-basis, to maintain and update customer information, including beneficial owners of legal entity customers; (6) a Customer Identification Program (“CIP”) consistent with the rules under Section 326 of the Act and procedures to verify the identity of beneficial owners of legal entity customers consistent with 31 C.F.R. 1010.230 (“Beneficial Ownership Requirements”); (7) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports; and (8) provides for screening Clients against lists issued pursuant to Section 314(a)1 of the Act, lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or other Sanctions lists, and any other government list that is or becomes required under the AML Laws. Dealer acknowledges and agrees that none of Distributor, Fund or its administrator(s) is responsible for CIP or Beneficial Ownership Requirements with respect to all Dealer Shareholders and that all Dealer Shareholders are customers of the Dealer and not of Distributor, Fund or its administrator(s) for purposes of CIP requirements and Beneficial Ownership Requirements.

(c) Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, any similar statute, rule or policy applicable in any jurisdiction in which Dealer engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Dealer represents and warrants that it has and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

(d) The Broker also hereby represents that it has complied with and will comply with all obligations and responsibilities under applicable laws with respect to customer identification procedures, identity theft and the red flag regulations, including Regulation S-ID (17 C.F.R. Sec. 248.201).

SECTION 11. PROPREITARY INFORMATION

(a) Each Party acknowledges and agrees that, except as set forth in subsection (b) below, any and all technical or business information, including, without limitation, a Party’s financial information, business or marketing strategies or plans or product development, which is disclosed to the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, where applicable, constitute trade secrets of the owner, and is of great value and importance to the success of the owner’s business.

(b) Proprietary Information shall not include any information that is: (a) already known to the receiving Party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the receiving Party; (c) disclosed to the receiving Party or its affiliates on a non-confidential basis by a third party who rightfully acquired and is not prohibited from sharing such information; or (d) independently developed by the receiving Party. Proprietary Information does not include Representative/Customer Data, the protection, use and disclosure of which is governed by Section 12 and the Fund’s privacy policy and applicable law.

SECTION 12. REPRESENTATIVE/CUSTOMER DATA

(a) “Representative/Customer Data” means any data regarding a Dealer’s Representative or Dealer Shareholder (“Representative/Customer”), including, without limitation, any non-public personal information or records in any form or format (digital or otherwise) relating to a Representative/Customer.

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“Sanctions” means all trade, economic and financial sanctions laws, regulations, and rules administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control and the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, and (iv) the United Kingdom (including without limitation Her Majesty’s Treasury).

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(b) Distributor’s use and disclosure of Representative/Customer Data is subject to the Fund’s privacy policy, available at institutional.fidelity.com In the ordinary course of its business, Distributor uses Representative/Customer Data to develop, offer, deliver and improve products and services, and for marketing, communication, reporting and analytical purposes, and for other notified purposes with a Representative/Customer’s consent or at a Representative/Customer’s direction. Distributor may share Representative/Customer Data with Distributor’s agents, representatives or affiliates to perform administrative and other services for Distributor, and for any other notified purpose with a Representative/Customer’s consent or at a Representative/Customer’s direction. Distributor does not sell Representative/Customer Data.

(c) Distributor may derive aggregated, de-identified or anonymized data from Representative/Customer Data (in each case, that does not include non-public personal information) and other sources, and may use such aggregated, de-identified or anonymized data for any purpose permitted under applicable law. In the course of providing Services, Distributor also may collect, compile and/or generate transactional data, such as data resulting from transactional account activity and from the delivery of digital offerings, and may use such data for any purpose permitted under applicable law.

SECTION 13. PRIVACY

(a) The parties agree to abide by and comply in all respects with (a) the privacy standards and requirements of the Gramm-Leach-Bliley Act (“GLBA”) and applicable regulations promulgated thereunder.

(e) Dealer agrees that it will notify Distributor of any security breaches or incidents that may reasonably lead to a compromise of personally identifiable Client information. Dealer agrees to provide prompt notification of security breaches or incidents to facilitate swift and appropriate action to minimize the impact of the security breach. The provisions of this section will remain operative and in full force and effect regardless of the termination or expiration of the Agreement.

SECTION 14. TERMINATION; AMENDMENT

(a) This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year unless terminated in accordance with this Section 14.

(b) In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, Distributor may terminate Dealer’s ability to offer and sell Shares at any time. Without limiting the generality of the foregoing, this Agreement, with respect to the Fund’s Distribution and Service Plan (the “Plan”), will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of a Fund’s Trustees who are not interested persons of the Fund (as defined in the Investment Company Act of 1940 (the “1940 Act”)), or a majority of the outstanding Shares of the Fund, vote to terminate or not to continue the Plan.

(c) This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by Distributor or Dealer.

(d) This Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act).

(e) This Agreement may be amended by Distributor by giving Dealer written notice of the amendment.

SECTION 15. DISPUTE RESOLUTION; GOVERNING LAW

(a) In the event of a dispute concerning any provision of this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Boston, Massachusetts in accordance with commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. The arbitrators will act by majority decision and their award may allocate attorneys’ fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

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(b) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the choice-of-law principles thereof.

SECTION 16. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 17. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 18. SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

SECTION 19. SURVIVAL

Section 9 in this Agreement shall survive any termination of this Agreement and the obligations contained in Section 14 survive indefinitely.

SECTION 20. NOTICES

Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier, or (iv) electronic mail. All such notices shall be addressed, as follows:

If to Dealer:	[ ]

If to Fund:	Fidelity Multi-Strategy Credit Fund c/o Fidelity Diversifying Solutions LLC 245 Summer Street Boston, Massachusetts 02210

If to Distributor	Fidelity Distributors Company LLC Attn: Contracts Management 900 Salem Street Smithfield, Rhode Island 02917

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SECTION 21. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 22. MISCELLANEOUS

(a) This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Each party may execute this Agreement by applying an electronic signature using DocuSign or any similar electronic signature program and acknowledges, agrees and confirms that the use of such an electronic signature program (a) shall result in a reliable and valid delivery of such party’s signature to this Agreement; and (b) shall constitute reasonable steps on the part of the other party to this Agreement to verify the reliability of such signature. (b) This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

(c) As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

[SIGNATURE LINES OMITTED]

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EXHIBIT A

Fund Name	Classes

Fidelity Multi-Strategy Credit Fund	A, C, I, L

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